Exhibit 10.1

AGREEMENT TO TERMINATE EMPLOYMENT AGREEMENT AND CONTINUE EMPLOYMENT ON AN AT WILL BASIS

This Agreement to Terminate the Employment Agreement (the “Agreement”) is entered into as of December 31, 2010, by and between PICO Holdings, Inc., a California corporation (the “Company”), and Maxim C.W. Webb (“Executive”).

RECITALS

A.           The Company and Executive are parties to an Employment Agreement dated March 3, 2009 (“Employment Agreement”).

B.           By this Agreement, the parties mutually agree to terminate the Employment Agreement, in its entirety.

C.           Executive is currently the Executive Vice President, Chief Financial Officer and Treasurer of the Company and will remain in this position on an at will basis.

D.           Concurrently with this Agreement, Company is offering to Executive, and Executive is accepting, a substantial increase in pay, additional restricted stock units and an incentive award, as described below.

AGREEMENT

In consideration of the foregoing, and of their mutual promises contained herein, the parties agree and intend to be legally bound as follows:

1. Termination of Employment Agreement.  The Company and Executive mutually agree to terminate in its entirety that certain Employment Agreement into which they entered dated March 3, 2009.

2. Positions and Duties/At Will Employment.  Executive will continue to serve as the Company’s Executive Vice President, Chief Financial Officer and Treasurer.  Executive will report to the Company’s Board of Directors (the “Board”) and the Company’s Chief Executive Officer (the “CEO”).  Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as will reasonably be assigned to him by the Board and the CEO.  Executive is and will continue to be employed by the Company on an “at-will” employment basis.  Executive and the Company acknowledge that this employment relationship may be terminated at any time, with or without advance notice, and with or without cause.

3. Compensation.

(a) Base Salary.  Going forward from the effective date of this Agreement, the Company agrees to pay Executive an annual salary of $500,000 as compensation for his services (such annual salary, as is then effective, to be referred to herein as “Base Salary”).  The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to all applicable withholdings.

(b) Restricted Stock Units.  The Company, through the Board, has granted to Executive on October 28, 2010, 40,000 Restricted Stock Units pursuant to the PICO Holdings, Inc. 2005 Long-Term Incentive Plan (the “Plan”).  The terms of the Restricted Stock Units shall be governed by the Plan and the Participant’s Award Agreement, as defined in the Plan.  Subject to the terms hereof and the Plan, such Restricted Stock Units shall unconditionally, fully and completely vest four (4) years from the Effective Date.  For the avoidance of doubt, this grant is in addition to the grant of 80,000 Restricted Stock Units granted to Executive on or about March 3, 2009, and subject to a three (3) year vesting.  Executive’s right to the previously granted RSUs, and vesting of the same, shall not be affected by the Termination of the Employment Agreement, but shall continue to be subject to the terms and conditions of the Plan.

(c) Incentive Award. As long as Executive remains employed by Company, Executive shall be eligible to receive an annual Incentive Award provided John Hart earns an annual incentive award under Section 3.B of John Hart's then applicable Employment Agreement.  The amount of Executive’s Incentive Award shall be in the same proportion to Executive’s Base Salary as the incentive awarded to John Hart under the aforementioned Section 3.B is to John Hart's then current Base Salary.  So, for example, if the incentive awarded to John Hart is 10% of John Hart's Base Salary, then Executive shall similarly be awarded an incentive award under this paragraph of 10% of Executive's Base Salary.  The Incentive Award shall be paid in cash, less applicable tax withholdings, within 2.5 months after the end of the fiscal year in which Executive performed the services to which the Incentive Award relates, provided Executive remains employed by Company on the Incentive Award payment date.  For the avoidance of doubt, the Incentive Award shall be as summarized in the PICO Holdings, Inc. Incentive Award Plan for Key Executives.

4. General Provisions.

(a) Successors.  The Agreement shall inure to the benefit of and be binding on Company and its successors and assigns, as well as Executive and his estate.  Executive may not assign or delegate, in whole or in part, his duties or obligations under this Agreement.  This Agreement may be transferred and assigned by Company to any successor of Company by acquisition, merger, reorganization, amalgamation, asset sale or otherwise.

(b) Severability.  If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision.

(c) Integration.  This Agreement, the Confidential Information Agreement signed by Executive, and the PICO Holdings, Inc. 2005 Long-Term Incentive Plan and standard forms of equity award grant that describe Executive’s outstanding equity awards, as specified above, represents the entire agreement and understanding between the parties as to the subject matter herein, and supersedes all prior or contemporaneous agreements whether written or oral, specifically including the Employment Agreement dated March 3, 20009.  No modification of this Agreement shall be binding unless in a writing and signed by duly authorized representatives of the parties hereto.  In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise, or understanding that is not in this Agreement.  The paragraph headings and captions contained herein are for reference purposes and convenience only and shall not in any way affect the meaning or interpretation of this Agreement.  It is intended by the parties that this Agreement be interpreted in accordance with its fair and simple meaning, not for or against either party, and neither party shall be deemed to be the drafter of this Agreement.

(d) Waiver of Breach.  The waiver of a breach of any term or provision of this Agreement, which must be in writing, and will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

(e) Survival.  The rights and responsiblities of the parties as set forth in the Confidential Information Agreement shall survive the termination of this Agreement.

(f) Headings.  All captions and Section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(g) Tax Withholding.  All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

(h) Governing Law.  This Agreement will be governed by the laws of the State of California without regard to its conflict of laws provisions.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the day and year written below.

THE COMPANY: PICO HOLDINGS, INC.
/s/ John Hart	Date: December 31, 2010
John Hart President and Chief Executive Officer
EXECUTIVE:
/s/ Maxim C.W. Webb	Date: December 31, 2010
Maxim C.W. Webb